UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2024

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	KSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 22, 2024, the Board of Directors (the “Board”) of Kohl’s Corporation (the “Company”) appointed J. Ashley Buchanan as the Company’s Chief Executive Officer and as a member of the Board, effective January 15, 2025.

Mr. Buchanan, age 50, has served as the Chief Executive Officer of The Michaels Companies, Inc., and as a member of its Board of Directors, since January 2020. He previously served in various leadership roles at Walmart Inc., including as Chief Merchandising and Chief Operating Officer for Walmart U.S. eCommerce from 2019 to 2020, Chief Merchant Officer of Walmart’s Sam’s Club business unit from 2017 to 2020, and other senior merchandising roles. Earlier in his career, he held a variety of positions in finance at Dell Inc., after spending five years at Accenture plc focused on the retail industry. He served on the board of directors of Macy’s, Inc. since October 2021 and resigned effective as of November 25, 2024 in light of his appointment.

In consideration of Mr. Buchanan’s employment, he will receive, among other things, the following, as further described in his offer letter, including as described in the form of Executive Compensation Agreement and forms of Restricted Stock Unit Agreement attached to the offer letter:

•	An annualized base salary of $1,475,000;

•	A gross cash signing incentive of $3,750,000;

•	Eligibility to participate in the Company’s Annual Incentive Plan with a target of 175% of his base salary, providing an annual cash compensation opportunity equal to 0% to 200% of his target;

•

A one-time recruitment award of restricted stock units valued at $2,000,000 on the grant date, vesting on the first anniversary of the grant date, contingent on Mr. Buchanan’s continued employment on the vesting date;

•

A one-time recruitment award of restricted stock units valued at $15,000,000, vesting over a three-year period following the grant date, with one-third vesting on each annual anniversary of the grant date;

•	An annual long-term incentive target of no less than $9,000,000, with eligibility to receive annual equity awards beginning in the spring of 2025; and

•

Eligibility to participate in health plans, other benefit plans and perquisites as the Company may establish for its senior executives from time to time, as well as up to 30 hours per year of personal use of company aircraft subject to a cap of $180,000 per year.

If the Company rescinds the offer of employment to Mr. Buchanan prior to his start date based solely on external factors not within his control, Mr. Buchanan will receive a cash payment equal to the value of the signing incentive and the recruitment awards, subject to his execution of a release.

Mr. Buchanan will also be entitled to certain benefits upon a termination of employment and will be subject to certain restrictive covenant obligations in favor of the Company.

The foregoing descriptions of the offer letter, including the form of Executive Compensation Agreement and forms of Restricted Stock Unit Agreement attached thereto, do not purport to be complete and are qualified in their entirety by reference to the offer letter and agreements, copies of which are attached to this filing and incorporated herein by reference.

Since January 28, 2023, there have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which Mr. Buchanan had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Buchanan’s appointment as CEO, Thomas A. Kingsbury, the Company’s current Chief Executive Officer, will transition to the position of Advisor to the Chief Executive Officer on January 15, 2025, and serve in the position until May 10, 2025, in accordance with the terms of his Employment Agreement with the Company, dated May 10, 2023. On May 10, 2025, in accordance with the terms of his Employment Agreement, Mr. Kingsbury’s term of employment will end and he will resign from the Board.

Mr. Kingsbury’s departure is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company’s press release announcing the appointment of Mr. Buchanan and Mr. Kingsbury’s role transition is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.

10.1	Offer Letter, dated November 22, 2024.

10.2	Form of Executive Compensation Agreement (included as Exhibit B to Exhibit 10.1).

10.3	Form of Restricted Stock Unit Agreement (1-Year Recruitment Grant) (included in Exhibit C to Exhibit 10.1).

10.4	Form of Restricted Stock Unit Agreement (3-Year Recruitment Grant) (included in Exhibit C to Exhibit 10.1).

99.1	Press Release, dated November 25, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2024		KOHL’S CORPORATION

	By:	/s/ Jennifer Kent
	Name:	Jennifer Kent
	Title:	Senior Executive Vice President, Chief Legal Officer and Corporate Secretary